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                                                                       Exhibit K

                    PROPOSED FORM OF FEDERAL REGISTER NOTICE

                       SECURITIES AND EXCHANGE COMMISSION

                            Release No. 35-_________

Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

         Notice is hereby given that the following filings(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated under the Act. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) is/are available for public inspection through the Commission's Branch of Public Reference.

         Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by February __, 2002, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549-06509, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issues of facts or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After February __, 2002, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                    * * * * *

PG&E Corporation, et al. (70-___)

         PG&E Corporation ("Parent"), its subsidiary, Pacific Gas and Electric Company ("Debtor"), a debtor-in-possession, and Debtor's subsidiary, Newco Energy Corporation ("Newco") (collectively, the "Applicants"), have filed an application with the Commission under sections 9(a)(2) and 10 of the Act in connection with a proposed corporate reorganization (the "Transaction"). Parent is a holding company exempt from registration under Section 3(a)(1) of the Act by rule 2 of the Commission's regulations, 17 C.F.R. (S) 250.2. Parent's sole public-utility subsidiary currently is Debtor. Debtor is an operating public-utility company engaged principally in the business of providing regulated electricity and natural gas distribution and transmission services throughout most of northern and central California. Newco is a wholly-owned, direct subsidiary of Debtor and after the Transaction will be a wholly-owned, direct subsidiary of Parent. Applicants state that Newco will become a holding company as a result of the Transactions and will be exempt from registration under Section 3(a)(1) of the Act by rule 2.

         The Transaction involves the relocation of public-utility company assets that now are held by Debtor to newly created, indirect, wholly-owned subsidiaries of Parent, as follows: (1) the majority of Debtor's generation assets will be transferred to Electric Generation LLC
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("Gen"), a subsidiary of Newco, and to subsidiaries of Gen (the "GenSub LLCs")
established to hold separate generation assets and lease them to Gen/1/ and (2) the majority of Debtor's electric transmission assets will be transferred to ETrans LLC, a subsidiary of Newco./2/ In addition, the Transaction involves the spin-off of Debtor (referred to after the Transaction as "Reorganized Debtor"), which will continue to conduct Debtor's gas and electric local distribution businesses, to the shareholders of Parent. As a result of the Transaction, Parent and Newco each will, directly or indirectly, own more than one public-utility subsidiary (namely Gen and ETrans)./3/

         The Transaction is the subject of a Plan of Reorganization ("Plan") jointly proposed by Parent and Debtor and submitted to the United States Bankruptcy Court for the Northern District of California on September 20, 2001 under Chapter 11 of the Bankruptcy Code. Applicants state that the purpose of the Transaction is to enable Debtor to emerge from bankruptcy with all valid creditors' claims paid in full with interest, with no increase in current retail rates being required as a result of implementation of the Plan, and with each new and surviving entity being viable and creditworthy.

         Applicants state that after the Transaction the Federal Energy Regulatory Commission will continue to have exclusive jurisdiction over rates and terms of service for the electric transmission business (to be operated by ETrans) and over the facilities, rates and terms of service of the electric generation business (to be operated by Gen). Applicants state that after the Transaction the California Public Utilities Commission ("CPUC") will continue to have jurisdiction over Debtor's electric and gas local distribution assets, rates and services. Applicants further state that Debtor's current assets will continue to be subject to public health and safety regulation by numerous state, local, and federal agencies.

         Applicants request Commission approval of their application by August 30, 2002.


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/1/  Applicants request that the Commission concur with their view that the
GenSub LLCs will not be public utility companies because they will be passive owners that will hold only very limited rights and responsibilities associated with the generation assets. In the alternative, if the Commission finds that the GenSub LLCs are public utility companies, Applicants request Commission approval of the acquisition of the GenSub LLCs by Gen, Newco and Parent, and Applicants commit that Gen will promptly file under rule 2 for an exemption from registration pursuant to section 3(a)(1) of the Act.

/2/ Debtor's gas transmission business, a non-utility business under the Act, will be transferred to another subsidiary of Newco.

/3/ Newco initially will be a subsidiary of Debtor and will be transferred to Parent within thirty days of the transfer of public utility assets to its subsidiaries, ETrans and Gen (and Gen's subsidiaries). Thus, Debtor temporarily will hold two public utility companies, ETrans and Gen, through Newco. Applicants state that Debtor should not require Commission approval under section 9(a)(2) of the Act for its transitory acquisition of ETrans and Gen and should not be considered a holding company under section 2(a)(7) of the Act. Nevertheless, Applicants commit that, if the Commission determines that Debtor temporarily will be a holding company under the Act, Debtor will file under rule 2 for an exemption from registration pursuant to Section 3(a)(1) of the Act. Applicants further request that, should the Commission determine that Commission approval is required for Debtor to temporarily acquire and hold ETrans and Gen, the Commission approve such acquisition and temporary holding.

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         Applicants state that all of Parent's and its public utility subsidiaries' activities, as defined under the Act, and all of Reorganized Debtor's activities, will be conducted in California, in which each of such entities is organized. Consequently, Parent notes that it will continue to qualify for its exemption under Section 3(a)(1) of the Act by virtue of rule 2 of the Commission's regulations, 17 C.F.R. (S) 250.2, after consummation of the Transaction. Furthermore, Applicants state that upon the filing of a Form U-3A-2, Newco will qualify for exemption under section 3(a)(1) by virtue of rule 2 because all activities of Newco and its public utility subsidiaries will be conducted in California, in which Newco and each of its public utility subsidiaries are organized.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.

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